Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

December 16, 2010

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 16, 2010, to the Board of Trustees of Northeast Utilities (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on November 22, 2010 and as further amended (the “Registration Statement”), relating to the proposed business combination transaction between the Company and NSTAR and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of the Financial Advisors,” “The Merger—Background of the Merger,” and “The Merger—Opinions of Northeast Utilities’ Financial Advisors.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours, BARCLAYS CAPITAL INC.

By:	/s/ James Penrose
Name: Title:	James Penrose Managing Director